SECURITIES AND EXCHANGE COMMISSION Washington, D.C. 20549

FORM N-8A

NOTIFICATION OF REGISTRATION FILED PURSUANT TO SECTION 8(a) OF THE INVESTMENT COMPANY ACT OF 1940

The undersigned investment company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the provisions of Section 8(a) of the Investment Company Act of 1940 and in connection with such notification of registration, submits the following information:

NAME:	Merrill Lynch Multi-Adviser Hedge Fund LLC

ADDRESS OF PRINCIPAL BUSINESS OFFICE (NO. & STREET, CITY, STATE, ZIP CODE):	800 Scudders Mill Road Plainsboro, New Jersey 08536

TELEPHONE NUMBER (INCLUDING AREA CODE):	(609) 282-2800

NAME AND ADDRESS OF AGENT FOR SERVICE PROCESS:	Vinay Mendiratta 222 Broadway, 27th Floor New York, New York 10038

CHECK APPROPRIATE BOX:

Registrant is filing a Registration Statement pursuant to Section 8(b) of the Investment Company Act of 1940 concurrently with the filing of Form N-8A:

|X| Yes |_| No

Pursuant to the requirements of the Investment Company Act of 1940, the registrant has caused this notification of registration to be duly signed on its behalf in the Township of Plainsboro and State of New Jersey on the 22nd day of March, 2004

MERRILL LYNCH MULTI-ADVISER HEDGE FUND LLC

By:	/s/ Brian D. Stewart Brian D. Stewart, Director

Attest:	/s/ Alice A. Pellegrino
By:	Alice A. Pellegrino
Title:	Secretary

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